Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-133898, 333-121705, 333-119808, and 333-112932 on Form S-8 of our report, dated March 7, 2007, relating to the consolidated financial statements and financial statement schedule of Maui Land & Pineapple Company, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for pension and postretirement benefits and share-based payments) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii March 7, 2007